As filed with the Securities and Exchange Commission on June 5, 1996
                                                      Registration No.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             --------------------
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             --------------------
                         Regions Financial Corporation
             (Exact Name of Registrant as Specified in its Charter)
                             --------------------

           Delaware                                      63-0589368
     (State or Other Jurisdiction of                  (I.R.S. Employer
     Incorporation or Organization)                  Identification No.)

     417 North 20th Street, Birmingham, AL          35203
     (Address of Principal Executive Offices)       (Zip Code)


     Stock Options Assumed in Acquisition of Metro Financial Corporation

                             (Full Title of Plan)
                             --------------------

                            Samuel E. Upchurch, Jr.
                    General Counsel and Corporate Secretary
                             417 North 20th Street
                              Birmingham, AL 35203
                    (Name and address of agent for service)

                                 (205) 326-7860
         (Telephone Number, Including Area Code, of Agent for Service)
                             --------------------
                                   Copies to:

                              Charles C. Pinckney
                     Lange, Simpson, Robinson & Somerville
                       417 North 20th Street, Suite 1700
                              Birmingham, Al 35203
                                 (205) 250-5000

                              --------------------

                              --------------------

                                         CALCULATION OF
REGISTRATION FEE
  Title of                                 Proposed maximum            Proposed maximum
 securities to           Amount to be        offering price                aggregate              Amount of
be registered            registered            per share*               offering price**        registration fee
- -------------------------------------------------------------------------------------------------------------------
Common Stock, par          78,466                $20.04                       $914,869.90        $315.47
value $.625 per share
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------

* Maximum option exercise price of stock options with exercise prices in the range from $8.70 to $20.04.

** Calculated pursuant to Rule 457(h) based on the option exercise prices and number of shares issuable at each price.

                                   PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, previously filed by Regions Financial Corporation ("Regions" or the "Registrant") with the Securities and Exchange Commission, are incorporated herein by reference:

        a. Form 10-K Annual Report to the Securities and Exchange Commission, for the year ended December 31, 1995.

        b. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 for the period since December 31, 1995, consisting of Form 10-C filed by Regions on March 11, 1996, Form 8-K filed by Regions on March 15, 1996, and Amendment No. 1 thereto filed by Regions on March 28, 1996, Form 10-Q for the three months ended March 31, 1996, and Form 8-K filed by Regions on June 4, 1996.

        c. The description of Regions Common Stock under the heading "Item 1. Capital Stock to be Registered" in the registration statement on Form 8-A of Regions relating to Regions Common Stock and in any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed pursuant to Sections 13, 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of filing of such documents.

ITEM 4.     DESCRIPTION OF SECURITIES

     Not applicable to this Registration Statement.

ITEM 5.     INTEREST OF NAMED EXPERTS AND COUNSEL

     An opinion on the legality of the shares which are the subject of this registration statement is given by Lange, Simpson, Robinson & Somerville, 417 North 20th Street, Birmingham, Alabama, 35203. Henry E. Simpson, partner of the firm, is a director of Regions. As of June 4, 1996, attorneys in the law firm of Lange, Simpson, Robinson & Somerville owned an aggregate of 118,845 shares of Regions Common Stock.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Tenth of the Certificate of Incorporation of the Registrant provides:

              "(a) The corporation shall indemnify its officers, directors, employees, and agents to the full extent permitted by the General Corporation Law of Delaware. (b) No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit."

     Section 145 of the Delaware General Corporation law empowers the Company to indemnify its officers and directors under certain circumstances. The pertinent provisions of that statute read as follows:

            "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

            "(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

            "(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and
         (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

            "(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

            "(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

            "(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

            "(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

            "(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

            "(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

            "(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

            "(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     The Company has purchased a directors' and officers' liability insurance contract which provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer. Major exclusions from coverage include libel, slander, personal profit based on inside information, illegal payments, dishonesty, accounting of securities profits in violation of Section 16(b) of the Securities Exchange Act of 1934 and acts within the scope of the Pension Reform Act of 1974.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED

     Restricted securities were issued in February and March 1996 to two holders of Metro Financial Corporation ("Metro") stock options assumed by Regions in a merger with Metro, upon exercise of such options, as follows:

     Lynn Center - 4,877 shares.
     Lee Ulmer   -   285 shares.

These sales were exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of such act, and various court decisions interpreting such section, given (i) the limited number of shares and limited number of purchasers, (ii) the information concerning Regions that had been provided to the purchasers in the registration statement filed by Regions on Form S-4 pertaining to merger with Metro, (iii) the status of the purchasers as former officers and key employees of Metro as bearing on their knowledge of the features of the Metro stock option plan, (iv) the absence of any solicitation or express or implied position by Regions encouraging the exercise of the assumed options, and (v) the precautions taken by Regions to prevent unregistered resales, including but not limited to (A) advice to the option holders that the shares would be restricted and could not be resold without registration, (B) placement of a legend on the certificates, and (C) instructions to Regions' transfer agent.

ITEM 8.     EXHIBITS.

     See Index to Exhibits.

ITEM 9.  UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represents a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; PROVIDED HOWEVER, that such undertakings set forth in (i) and (ii) above do not apply to the extent the information required to be included in a post-effective amendment is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     The undersigned Registrant further undertakes, that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall deemed to be the initial bona fide offering thereof.

     The undersigned Registrant further undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on June 4, 1996.


                                          REGISTRANT:

                                          REGIONS FINANCIAL CORPORATION


                                          BY: /s/ Richard D. Horsley
                                            -----------------------------
                                                 Richard D. Horsley
                                             Vice Chairman of the Board and
                                              Executive Financial Officer


    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard D. Horsley and Samuel E. Upchurch, Jr. and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



      SIGNATURE                       TITLE                      DATE
- -------------------------- ----------------------------  ------------------
/s/ J. Stanley Mackin
- --------------------------  Chairman of the Board and             June 4, 1996
J. Stanley Mackin           Chief Executive Officer and
                                   Director

/s/ Richard D. Horsley
- --------------------------  Vice Chairman of the Board and        June 4, 1996
Richard D. Horsley          Executive Financial Officer
                                   and Director

/s/ Robert P. Houston
- --------------------------  Executive Vice President and          June 4, 1996
Robert P. Houston           Comptroller


/s/ Sheila S. Blair
- --------------------------         Director                       June 4, 1996
Sheila S. Blair


/s/ James B. Boone, Jr.
- --------------------------         Director                       June 4, 1996
James B. Boone, Jr.

/s/ William R. Boles, Sr.
- --------------------------         Director                       June 4, 1996
William R. Boles, Sr.

/s/ Albert P. Brewer
- --------------------------         Director                       June 4, 1996
Albert P. Brewer

/s/ James S.M. French
- --------------------------         Director                       June 4, 1996
James S.M. French

/s/ Catesby ap C. Jones
- --------------------------         Director                       June 4, 1996
Catesby ap C. Jones

/s/ Olin B. King
- --------------------------         Director                       June 4, 1996
Olin B. King

/s/ Henry E. Simpson
- --------------------------         Director                       June 4, 1996
Henry E. Simpson

/s/ Lee J. Styslinger, Jr.
- --------------------------         Director                       June 4, 1996
Lee J. Styslinger, Jr.

/s/ Robert J. Williams
- --------------------------         Director                       June 4, 1996
Robert J. Williams


     The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on June 4, 1996.

    Stock Options Assumed in Acquisition of Metro Financial Corporation
                                     (Plan)


                    By:  /s/ Douglas W. Graham
                         Sr. Vice President, Regions Financial Corporation
                         -------------------------------------------------
                            (Signature and Title)

                             INDEX TO EXHIBITS


                                                      Sequential
Exhibit                                                 Page
Number                    Description                  Number
5.1                Opinion Re: legality, of
                   Lange, Simpson, Robinson &
                   Somerville dated June 4,
                   1996

23.1               Consent of Ernst & Young LLP.


23.2               Consent of Lange, Simpson,
                   Robinson & Somerville --
                   Included in Exhibit 5.1

99.1               Reoffer Prospectus